Exhibit 4.1

                       SECURITY CAPITAL GROUP INCORPORATED

                            Unanimous Written Consent
                                     of the
                   Pricing Committee of the Board of Directors

                                December 1, 2000


     WHEREAS, on September 23, 1998, the Board of Directors (the "Board") of Securities Capital Group Incorporated ("Security Capital") adopted resolutions (the "Shelf Resolutions") authorizing the offer and sale of up to $1,000,000,000 of Security Capital's securities on a delayed or continuous basis pursuant to a shelf registration under Rule 415 of the Securities Act of 1933, as amended (the "Securities Act"), and pursuant to the Shelf Resolutions, Security Capital has filed a registration statement (the "Registration Statement") under the Securities Act (Registration No. 333-64979) and such registration statement has been declared effective by the Securities and Exchange Commission (the "SEC"); and

     WHEREAS, Security Capital has previously issued $200,000,000 of its Series A Medium-Term Notes pursuant to such authorization; and

     WHEREAS, the Board, pursuant to the Shelf Resolutions, appointed William D. Sanders, C. Ronald Blankenship, Ray L. Hunt and John P. Frazee, Jr., as members of a pricing committee of the Board (the "Pricing Committee") pursuant to which the Pricing Committee may designate, and is authorized to fix, determine and /or approve (i) the aggregate amount of any Offered Securities (as defined in the Shelf Resolutions) to be offered and sold by Security Capital (up to the maximum aggregate amount of Offered Securities authorized by the Shelf Resolutions);
(ii) the form and content of any prospectus supplements; (iii) the price at which any of the Offered Securities shall be sold by Security Capital to underwriters, placement agents and/or the public; (iv) the fees and commissions to be paid to any underwriters or placement agents relating to any offering of the Offered Securities; (v) the terms and conditions of any series of any Offered Securities; and (vi) such other matters relating to the Offered Securities and the public offering and sale thereof as the Pricing Committee deems appropriate; and

     WHEREAS, Security Capital desires to establish a new program (the "Series B MTN Program") that enables it to raise capital from time to time through offerings of new medium-term notes (the "Series B MTN Notes"); and

     WHEREAS, the Pricing Committee, after due deliberation and consideration, believes that the Series B MTN Program is in the best interests of Security Capital and its shareholders;

     NOW, THEREFORE BE IT RESOLVED, that the Pricing Committee hereby approves and authorizes the public offering and sale of up to $200,000,000 aggregate


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initial offering price of Series B MTN Notes to be issued under the Registration
Statement from time to time pursuant to the Series B MTN Program; FURTHER RESOLVED, that the Series B MTN Notes shall be issued under an Indenture between Security Capital and State Street Bank and Trust Company, as trustee, dated as of November 16, 1998;

     FURTHER RESOLVED, that the Series B MTN Notes shall be issued as a single series under the Indenture and with such additional terms as are set forth on Exhibit A, provided that all MTN Notes to be issued under the Series B MTN Program need not be substantially identical, but may contain terms and provisions different from any other Series B MTN Notes of the series as determined by the Chairman or Vice Chairman of the Board, any Managing Director, the Chief Financial Officer, any Senior Vice President or Vice President or the Secretary (each, an "Authorized Officer");

     FURTHER RESOLVED, that the Pricing Committee hereby authorizes the issuance and delivery of such Series B MTN Notes as any Authorized Officer may approve, if applicable, related coupons, in such forms as shall be approved by any Authorized Officer and that any Authorized Officer is hereby authorized to execute and deliver the same, such approval to be conclusively evidenced by such execution, and the Secretary or the Assistant Secretary of Security Capital is hereby authorized to attest the same;

     FURTHER RESOLVED, that any Authorized Officer is hereby authorized to fix, determine and/or approve(i) the amount of Series B MTN Notes to be issued from time to time pursuant to the Series B MTN Program (up to the maximum amount authorized hereby), (ii) the price at which any of the Series B MTN Notes shall be sold by Security Capital to underwriters, placement agents and/or the public,
(iii) the fees and commissions to be paid to any underwriters or placement agents relating to any sale of Series B MTN Notes, (iv) the terms and provisions of any Series B MTN Notes sold by Security Capital, (v) the form and content of any prospectus or pricing supplements to be used in connection with the Series B MTN Program and (vi) such other matters relating to the Series B MTN Program as any Authorized Officer may deem appropriate;

     FURTHER RESOLVED, that any Authorized Officer is hereby to negotiate, prepare, execute and deliver a distribution agreement with J.P. Morgan Securities Inc. and such other investment banks as any Authorized Officer shall determine relating to the Series B MTN Program, in such form and with such terms and conditions as any Authorized Officer may approve, such approval to be conclusively evidenced by such execution;

     FURTHER RESOLVED, that the officers of Security Capital are hereby authorized to prepare one or more prospectus or pricing supplements to the prospectus contained in the Registration Statement relating to the Series B MTN Program in such form as any Authorized Officer may approve for use in connection with the offering and sale of the Series B MTN Notes and to file with same with the SEC and the New York Stock Exchange, such approval to be conclusively evidenced by such filing; and

     RESOLVED FURTHER, that the officers of Security Capital are hereby authorized to negotiate, prepare, execute and deliver any and all such certificates, agreements and other documents, including (without limitation)any supplemental indenture, terms agreement, agency agreements, underwriting agreement, prospectus or pricing supplement, letter of representations or listing application, to make all such payments and to do all such other acts and things as in their opinion may be necessary or appropriate in order to carry out the intent and purposes of the foregoing resolutions with respect to any issuance of Series B MTN Notes approved by any Authorized Officer.

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         IN WITNESS WHEREOF,  the  undersigned,  being all of the members of the
Pricing Committee of the Board, has hereunto set his hand as of the date first written above.



                                  /s/ William D. Sanders
                                  ----------------------------------------------
                                  William D. Sanders



                                  /s/ C. Ronald Blankenship
                                  ----------------------------------------------
                                  C. Ronald Blankenship




                                  /s/ Ray L. Hunt
                                  ----------------------------------------------
                                  Ray L. Hunt




                                  /s/ John P. Frazee, Jr.
                                  ----------------------------------------------
                                  John P. Frazee, Jr.






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                                                                       EXHIBIT A

1. The Company desires, for its corporate purposes, to create and issue from time to time under and in accordance with the provisions of the Indenture, up to $200 million principal amount of Securities to be known as its Medium-Term Notes, Series B, Due Nine Months or More from the Date of Issuance (the "Series B MTN Notes") and to add to the covenants of the Company contained in the Indenture for the benefit of the Holders of the Series B MTN Notes. Capitalized terms used herein which are defined in the Indenture are used herein as so defined.

2. The maximum aggregate principal amount of the Series B MTN Notes which may be authenticated and delivered under the Indenture (except for Series B MTN Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Series B MTN Notes pursuant to Section 304, 305, 306, 906, 1107 or 1405 of the Indenture and except for any Series B MTN Notes which pursuant to Section 303 are deemed never to have been authenticated and delivered) is $200 million.

3. Solely for the benefit of the Holders of the Series B MTN Notes, (i) the covenants set forth in Section 1013, 1014, 1015 and 1016 of the Indenture and (ii) the additional definitions included in Article One of the Indenture, as incorporated therein pursuant to the Shelf Resolutions shall apply.

4. Solely for the benefit of the Holders of the Series B MTN Notes, the following shall be an altered and restated Section 801 of the Indenture:

          SECTION 801 Consolidations and Mergers of Company and Sales, Leases and Conveyances. The Company will not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the surviving Person or the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes all the

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     obligations,  including  the due and punctual  payment of the  principal of
     (and premium or Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on all Securities, according to their tenor, and the due and punctual performance and observance of all covenants and conditions, of
     the  Company  under  the  Securities  and  the  Indenture   pursuant  to  a
     supplemental  Indenture  in form  reasonably  satisfactory  to the Trustee;
     (iii) immediately before and after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company as a result of such transaction as having been incurred by the Company at the time of the transaction, no Event of Default and no event which, after notice or the lapse of time or both, would become an Event of Default shall have occurred and be continuing; and (iv) Security Capital or the Surviving Entity will, at the time of the transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least $1.00 of additional Indebtedness pursuant Section 1013 hereof.

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